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                                                               EXHIBIT 10.26 (g)

                            THIRD AMENDMENT TO THE
                           PLAYBOY ENTERPRISES, INC.
                          DEFERRED COMPENSATION PLAN


     This Third Amendment is made on this ____ day of June, 1997, to be effective as of July 1, 1997.

     WHEREAS, Playboy Enterprises, Inc. (the "Company") sponsors the Playboy Enterprises, Inc. Deferred Compensation Plan (the "Plan"), as established effective October 1, 1992 and amended twice thereafter; and

     WHEREAS, pursuant to its reserved power under Section 7.01 of the Plan, the Company wishes to amend the Plan to change the Plan Year to a calendar year, effective January 1, 1998, by creating a short Plan Year from July 1 - December 31, 1997;

     NOW, THEREFORE, the Plan is hereby amended in the following respects:


     1. The following sentence is added to the definition of "Determination Date" in Section 2.11:

               "Effective with the change to a calendar Plan Year beginning January 1, 1998, the last day of each calendar quarter shall be a Determination Date instead of the last day of each fiscal quarter."

     2. The following sentence is added to the definition of "Incentive Award" in Section 2.14:

               "Effective with the change to a calendar Plan Year beginning January 1, 1998, 'Incentive Award' for any Plan Year means the Participant's Management Incentive Plan Award, if any, for the Company fiscal year ending in that Plan Year and which is otherwise payable in cash, considered 'wages' for purposes of FICA and federal income tax withholding, but before any deferral therefrom made pursuant to this Plan."
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     3.   The following sentence is added to the definition of "Plan Year" in
Section 2.19:

               "Effective for periods beginning on or after January 1, 1998, 'Plan Year' shall mean the calendar year, so the Plan Year beginning July 1, 1997 shall be a short year running for six months and ending on December 31, 1997."

     4. The following sentence is added to the definition of "Year of Service" in Section 2.26:


               "For the short Plan Year running from July 1, 1997 to December 31, 1997, a Year of Service shall be credited if the employee completes at least 500 hours of service."

     5.   The following paragraph is added to the end of Section 3.01:

                    "For only the short Plan Year beginning on July 1, 1997, the
               $90,000 (indexed) Salary figure in part (a) above shall be reduced by half, but then subject to the same indexing factor as would apply to the $90,000 full-year Salary figure. For each calendar Plan Year beginning on or after January 1, 1998, the indexing (as provided above) of the $90,000 Salary figure under
               (a) and (b) above shall be based on the ratio of the national Employment Cost Index as of the September immediately preceding the start of the Plan Year to the national Employment Cost Index as of September of the prior calendar year."

     6.   The following paragraph (e) is added to Section 4.05:

                    "(e)  In lieu of paragraph (a) above, the date selected for any interim distribution which is elected on or after January 1, 1998 shall be any January 2nd occurring after the fourth anniversary of the close of the calendar Plan Year in which the election became effective. In addition, every interim distribution made on or after July 1, 1997 shall include a proportionate share of any accumulated earnings (or losses) then credited to the Participant's Deferred Compensation Account."
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     IN WITNESS WHEREOF, this Third Amendment, having been first duly adopted, is executed below by an authorized officer of the Company, to take effect as provided above.


                                       PLAYBOY ENTERPRISES, INC.



                                       By: ___________________________________

                                       Title: ________________________________